Exhibit 99.1

CONTINEUM THERAPEUTICS REPORTS PHASE 2 RESULTS FOR JNJ-5120/PIPE-307 FOR THE TREATMENT OF MAJOR DEPRESSIVE DISORDER

–Phase 2 MOONLIGHT-1 trial did not meet its primary efficacy endpoint
–Analyses of the data, including prespecified exploratory endpoints, are ongoing

SAN DIEGO – September 14, 2026 – Contineum Therapeutics, Inc. (NASDAQ: CTNM) (Contineum or the Company), a clinical-stage biopharmaceutical company pioneering differentiated small molecule therapies for inflammatory and fibrotic diseases with significant unmet need, today announced that the MOONLIGHT-1 trial did not achieve its primary efficacy endpoint. The trial evaluated improvement from baseline in the Montgomery-Åsberg Depression Rating Scale (MADRS) total score at Day 5 compared with placebo. JNJ-5120/PIPE-307 was well-tolerated with no new safety signals.

JNJ-5120/PIPE-307 is being developed by Johnson & Johnson under a global license and development agreement. Johnson & Johnson continues to evaluate the trial data, including data related to prespecified exploratory endpoints, and assess the totality and clinical relevance of the findings to inform next steps for JNJ-5120/PIPE-307.

The Phase 2, MOONLIGHT-1 study is a randomized, double-blind, multicenter, placebo-controlled, proof-of-concept trial evaluating the efficacy, safety and tolerability of JNJ-5120/PIPE-307 as monotherapy in adult participants with MDD. More information on this trial can be found at https://clinicaltrials.gov (NCT06785012).

About Contineum Therapeutics
Contineum Therapeutics (Nasdaq: CTNM) is a clinical-stage biopharmaceutical company pioneering novel, oral small molecule therapies for inflammatory and fibrotic diseases with significant unmet need. Contineum is advancing a pipeline of internally-developed programs with multiple drug candidates now in clinical trials. PIPE-791 is an LPA1 receptor antagonist in clinical development for idiopathic pulmonary fibrosis and chronic pain. PIPE-307 is a selective inhibitor of the M1 receptor in clinical development by Johnson & Johnson for major depressive disorder. For more information, please visit www.contineum-tx.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, implied or express statements regarding the pharmacological properties, safety, tolerability, clinical response and efficacy of JNJ-5120/PIPE-307 and statements regarding Johnson & Johnson’s plans to further assess the results of its Phase 2, MOONLIGHT-1 study and to consider next steps for JNJ-5120/PIPE-307. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond the Company’s control and may cause its actual results, events, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties, include, but are not limited to, the following: the Company is heavily dependent on the success of PIPE-791 and PIPE-307, both of which are in the early stages of clinical development, and neither of these drug candidates may progress through clinical development or receive regulatory approval; the results of preclinical studies and clinical trials, including those conducted by third parties, may not be predictive of future results and unexpected adverse side effects or inadequate efficacy of the Company’s drug candidates may limit their development, regulatory approval and/or commercialization; the timing and outcome of research, development and regulatory review is uncertain; the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of our proposed clinical trials; clinical trials and preclinical studies may not proceed at the time or in the manner expected, or at all; the Company may use its capital resources sooner than expected and they may be insufficient to allow the Company to achieve its anticipated milestones; the potential for the Company’s programs and prospects to be negatively impacted by developments relating to the Company’s competitors, including the results of studies or regulatory determinations relating to the Company’s competitors; risks associated with reliance on third parties to successfully conduct clinical trials; the Company’s reliance, pursuant to a global license and development agreement, upon Janssen Pharmaceutica NV, a Johnson & Johnson company, to develop, in its sole discretion, PIPE-307 for MDD or for any other indication; the restrictions contained in the Company’s global license and development agreement with Janssen Pharmaceutica NV limiting the Company’s access to, and restricting the Company from disclosing, certain information regarding the development of PIPE-307; the Company has incurred significant operating expenses since inception and it expects that its operating expenses will continue to significantly increase for the foreseeable future; the Company’s ability to operate in a competitive industry and compete successfully against competitors that have greater resources than the Company does; the Company may be unable to obtain, maintain and enforce intellectual property protection for its technology and drug candidates; and unstable market and economic conditions and military conflicts may adversely affect the Company’s business and financial condition and the broader economy and biotechnology industry. Additional risks and uncertainties that could affect the Company’s business, operations and results are included under the captions, “Risk Factors” and

"Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's periodic filings and in other filings that the Company makes with the Securities and Exchange Commission (SEC) from time to time, which are available on the Company’s website at www.contineum-tx.com under the Investor section and on the SEC’s website at www.sec.gov. Accordingly, readers should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact
Steve Kunszabo
Contineum Therapeutics
Senior Director, Investor Relations & Corporate Communications
858-649-1158
skunszabo@contineum-tx.com